Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:
Robert L. Johnson, Chairman & CEO	At Dresner Corporate Services
Curt Kollar, CFO	Steve Carr
706-645-1391	312-780-7211
bjohnson@charterbank.net or	scarr@dresnerco.com
ckollar@charterbank.net

CHARTER FINANCIAL ANNOUNCES SECOND QUARTER
FISCAL 2014 EARNINGS OF $1.5 MILLION

•Total average equity to average assets of 25.3%
•Nonperforming non-covered assets at 0.59% of total non-covered assets
•Basic and diluted EPS of $0.07 for quarter

West Point, Georgia, May 1, 2014 — Charter Financial Corporation (the “Company”) (NASDAQ: CHFN) today reported net income of $1.5 million, or $0.07 per basic and diluted share, for the quarter ended March 31, 2014, compared with $1.4 million, or $0.07 per basic and diluted share, for the quarter ended March 31, 2013. The slight increase in net income for the quarter was primarily the result of a decrease in noninterest expense and lower loan loss provision on non-covered loans, partially offset by a decrease in net interest income. Net income for the six months ended March 31, 2014, was $3.1 million, or $0.14 per basic and diluted share, compared with $3.7 million, or $0.19 per basic and diluted share, for the six months ended March 31, 2013. The decrease in net income and earnings per share for the six months ended March 31, 2014, was the result of lower net interest income, partially offset by higher noninterest income.

The Company's total assets were $1.1 billion at March 31, 2014, a decrease of $11.5 million from September 30, 2013. Total stockholders' equity decreased to $270.3 million at March 31, 2014, compared to $273.8 million at September 30, 2013, due predominantly to the repurchase of shares during the current quarter. Net non-covered loans grew $11.0 million, or 2.35%, to $481.9 million at March 31, 2014, from $470.9 million at September 30, 2013. At March 31, 2014, $90.1 million of net loans receivable were covered by FDIC loss sharing, down from $109.0 million at September 30, 2013.

Chairman and CEO Robert L. Johnson said, “We recently completed our first stock buyback program, whereby the company repurchased 571,577 shares, or approximately 2.5% of its common stock, at a discount to tangible book value. We also announced the approval of a new stock buyback program for up to 2,250,000 shares, or approximately 10% of our outstanding shares. Our solid financial position affords us the ability to repurchase these shares which currently trade at a discount to tangible book value per share. We believe that this use of capital, along with our quarterly cash dividend, provides excellent stockholder value. We will also continue to consider acquisitions where the additional franchise value and earnings more than offset the book value dilution.”

Mr. Johnson continued, “Overall loan growth remains a challenge. Although we increased net loans not covered by loss sharing $11.0 million since September 30, 2013, and $60.7 million from March 31, 2013, we ended the quarter

Exhibit 99.1

with a net reduction of overall loan balance from September 30, 2013, due to the continued rapid run-off of the covered loan portfolio. With the purchase discount accretion reductions in our covered loan portfolio and limited opportunity for loan growth, we will continue to face significant near-term earnings challenges. However, longer term, we remain optimistic in our ability to improve earnings upon the resumption of loan growth.”

Total deposits were $742.1 million at March 31, 2014, compared with $751.3 million at September 30, 2013. Core deposits increased from $475.4 million at September 30, 2013, to $491.6 million at March 31, 2014, due primarily to an increase in transaction accounts.

Net interest income decreased to $7.5 million for the quarter ended March 31, 2014, from $9.1 million for the quarter ended March 31, 2013. Total interest income decreased to $8.9 million for the quarter ended March 31, 2014, compared to $11.0 million for the same quarter last year primarily as a result of lower average yields on loans and a $1.3 million decrease in accretion income. Interest expense was lower at $1.4 million for the quarter ended March 31, 2014, compared with $1.9 million for the same quarter of 2013, primarily as a result of lower expenses on certificates of deposit and borrowings.

The net interest margin decreased to 3.18% for the quarter ended March 31, 2014, compared with 4.14% for the same quarter of 2013. Also included in the net interest margin was approximately 32 basis points of purchase discount accretion, net of amortization, for the quarter ended March 31, 2014, compared to 128 basis points for the same quarter of 2013. The Company has excess cash that is invested in Fed Funds and thus provides an opportunity for earnings improvement as these funds can be deployed into loans and the repurchase of shares.

The Company recorded no provision for loan losses on non-covered loans and a negative provision of $54,000 on covered loans for the quarter ended March 31, 2014, compared to a provision of $300,000 on non-covered loans and negative provision of $42,000 on covered loans for the same quarter in 2013. Asset quality remained strong with nonperforming assets not covered by loss sharing agreements at 0.59% of total non-covered assets and the allowance for loan losses at 177.76% of nonperforming non-covered loans at March 31, 2014. The Company had net loan charge-offs of $64,000 on non-covered loans for the three months ended March 31, 2014, compared to net loan charge-offs of $137,000 on non-covered loans for the same period in 2013.

The Company reevaluates estimated losses quarterly on covered loans and foreclosed properties and the related FDIC indemnification asset. The Company has one, four and ten quarters, respectively, of loss sharing remaining on its three commercial loss share agreements resulting from its FDIC acquisitions. At March 31, 2014, the Company had $90.1 million of total loans, net and $9.9 million of other real estate owned covered by loss share agreements and is aggressively working to complete the resolution of the problem assets during the remaining loss share period. Previously, due to uncertainty about the resolution of certain assets covered under the first agreement to expire, the Company recorded a cumulative total impairment of its indemnification asset of $867,000. The discount accretion included in interest income relating to these assets acquired in the FDIC acquisitions was $1.5 million for the current quarter and $2.7 million in the same quarter in the prior year. There is $5.9 million of discount remaining to accrete into interest income over the remaining life of all acquired loans with the accretion heavily weighted towards the early quarters.

During our quarterly reevaluation of cash flows on acquired loans, the Company improved its estimate of cash flows related to covered loans resulting in a transfer of $3.6 million from nonaccretable discount to accretable yield. In accordance with accounting guidance, the transferred amount will be accreted into income prospectively over the estimated remaining life of the loan pools. Concurrently, approximately $3.0 million which previously represented cash flows receivable from the FDIC and included in the FDIC receivable for loss sharing agreements on the balance sheet will be amortized into interest income over the remaining life of the loan pools or the agreement with the FDIC, whichever is shorter. During the quarter, increased interest income on loans related to this transfer was approximately $647,000 with off-setting amortization of the indemnification asset of $746,000.

Noninterest income increased $240,000 to $3.2 million for the quarter ended March 31, 2014, compared with $3.0 million for the same quarter in 2013, due primarily to an increase in bankcard fees.

Exhibit 99.1

Noninterest expense decreased to $8.6 million for the quarter ended March 31, 2014, compared to $9.8 million for the same quarter of 2013. The decrease was primarily attributable to a $1.2 million decrease in the net cost of real estate owned during the quarter ended March 31, 2014.

Mr. Johnson added, “We are working diligently to maintain a neutral interest rate risk profile, given the risk of rising interest rates. As such, we are managing our loans and securities portfolios to provide cash flow for reinvestment and limiting the duration of these portfolios, while also limiting the size of our securities portfolio.”

Mr. Johnson concluded, “Given our strong capital position and solid operating base, including 16 branches serving an attractive geographic region in West Central Georgia, East Central Alabama, and the Florida Gulf Coast, we are well positioned for long-term growth opportunities.”

Stock Repurchase Program Update

During the quarter ended March 31, 2014, the Company repurchased 395,246 shares for approximately $4.2 million, or $10.75 per share. Following the end of the second quarter of Fiscal 2014, the Company completed the 571,577 share repurchase plan. As announced on April 22, 2014, the Company adopted a new stock repurchase plan for 2,250,000 shares, or approximately 10% of the current outstanding shares.

About Charter Financial Corporation

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a full-service community bank. On April 8, 2013, Charter Financial completed its conversion and reorganization from the mutual holding company form of organization to the stock holding company form of organization. CharterBank is headquartered in West Point, Georgia, and operates branches in West Central Georgia, East Central Alabama, and the Florida Gulf Coast. CharterBank's deposits are insured by the Federal Deposit Insurance Corporation.

Forward-Looking Statements
This release contains “forward-looking statements” that may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties. Consequently, no forward-looking statements can be guaranteed. Except as required by law, the Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Exhibit 99.1

Charter Financial Corporation
Selected Financial Data (unaudited)
in thousands except share and per share data

	March 31,	December 31,	September 30,	March 31,
	2014	2013	2013 (1)	2013

Total Assets	$1,077,870	$1,079,911	$1,089,406	$1,135,425
Cash and Cash Equivalents	175,114	157,268	161,452	241,997
Loans Receivable, Net	572,040	576,567	579,854	552,534
Non-covered Loans Receivable, Net	481,907	476,467	470,863	421,175
Covered Loans Receivable, Net	90,133	100,100	108,991	131,359
Other Real Estate Owned	10,744	11,996	15,684	18,253
Non-covered Other Real Estate Owned	849	1,054	1,615	1,241
Covered Other Real Estate Owned	9,895	10,942	14,069	17,012
Securities Available for Sale	201,578	208,064	215,118	197,370
Core Deposits (2)	491,585	474,389	475,426	474,556
Retail Deposits (3)	742,064	732,654	745,900	767,206
Total Deposits	742,064	737,654	751,297	918,989
Borrowings	55,000	60,000	60,000	70,000
Total Stockholders’ Equity	270,265	273,164	273,778	144,682

Book Value per Share (4)	$11.96	$11.88	$12.03	$7.46
Tangible Book Value per Share (4)	$11.74	$11.66	$11.81	$7.18

Total Shares Outstanding – at Period End (4)	22,603,219	22,997,806	22,752,214	19,395,652
Weighted Average Total Shares Outstanding – Basic (4)	21,701,476	22,006,657	22,004,910	19,374,112
Weighted Average Total Shares Outstanding – Fully Diluted (4)	22,223,877	22,527,837	22,167,468	19,415,179
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(1)	Financial information as of September 30, 2013 has been derived from audited financial statements.

(2)	Core deposits include transaction accounts, money market accounts and savings accounts.

(3)	Retail deposits include Core Deposits and certificates of deposit excluding brokered and wholesale certificates of deposit.

(4)	Share and per share amounts have been restated to reflect the completion of the second-step conversion using a conversion ratio of 1.2471 on shares held by the public prior to April 8, 2013.

Exhibit 99.1

Charter Financial Corporation
Selected Operating Data (unaudited)
in thousands except share and per share data

	Three Months Ended				Six Months Ended
	March 31,		December 31,	September 30,	March 31,
	2014	2013	2013	2013	2014	2013

Total Interest Income	$8,923	$11,006	$9,257	$9,925	$18,181	$22,057
Total Interest Expense	1,430	1,902	1,536	1,661	2,966	3,956
Net Interest Income	7,493	9,104	7,721	8,264	15,215	18,101
Provision for Loan Losses on Non-covered Loans	—	300	300	300	300	600
(Credit) Provision for Loan Losses on Covered Loans	(54)	(42)	2	(5)	(51)	52
Net Interest Income after Provision for Loan Losses	7,547	8,846	7,419	7,969	14,966	17,449
Noninterest Income	3,217	2,977	4,116	2,802	7,333	6,188
Noninterest Expense	8,580	9,757	9,200	9,469	17,780	18,082
Income before Income Taxes	2,184	2,066	2,335	1,302	4,519	5,555
Income Tax Expense	693	682	698	382	1,391	1,836
Net Income	$1,491	$1,384	$1,637	$920	$3,128	$3,719

Earnings per Share – Basic (1)	$0.07	$0.07	$0.07	$0.04	$0.14	$0.19
Earnings per Share – Fully Diluted (1)	0.07	0.07	0.07	0.04	0.14	0.19
Cash Dividends per Share	0.05	—	0.05	0.30	0.10	—

Net Charge-offs (Recoveries) – Legacy Loans	$64	$137	$(6)	$492	$58	$244
Service Charges on Deposit Accounts	1,372	1,286	1,428	1,364	2,800	2,676
Bankcard Fees	864	592	827	647	1,691	1,153
Gain on Sale of Loans	266	385	172	192	439	735
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(1)	Shares held by the public prior to April 8, 2013, have been restated to reflect the completion of the second-step conversion using a conversion ratio of 1.2471.

Exhibit 99.1

Charter Financial Corporation
Supplemental Information (unaudited)
dollars in thousands

	Three Months Ended				Six Months Ended
	March 31,		December 31,	September 30,	March 31,
	2014	2013	2013	2013	2014	2013

Return on Equity (annualized)	2.19%	3.83%	2.39%	1.32%	2.29%	5.16%
Return on Assets (annualized)	0.55%	0.54%	0.60%	0.33%	0.58%	0.73%
Net Interest Margin (annualized)	3.18%	4.14%	3.29%	3.44%	3.23%	4.14%
Bank Core Capital Ratio	19.25%	11.33%	19.05%	18.56%	19.25%	11.33%
Bank Total Risk Based Capital	34.18%	23.01%	33.83%	33.83%	34.18%	23.01%
Effective Tax Rate	31.73%	33.02%	29.90%	29.37%	30.78%	33.06%
Yield on Loans	5.41%	7.08%	5.55%	6.14%	5.48%	6.97%
Cost of Deposits	0.49%	0.62%	0.53%	0.55%	0.51%	0.65%

Ratios of Non-covered Assets:
Allowance for Loan Losses as a % of Total Loans	1.71%	1.98%	1.74%	1.70%	1.71%	1.98%
Allowance for Loan Losses as a % of Nonperforming Loans	177.76%	276.92%	170.74%	280.32%	177.76%	276.92%
Nonperforming Assets as a % of Total Loans and REO	1.14%	1.00%	1.24%	0.94%	1.14%	1.00%
Nonperforming Assets as a % of Total Assets	0.59%	0.46%	0.64%	0.49%	0.59%	0.46%
Net Charge-offs as a % of Average Loans (annualized)	0.05%	0.13%	—%	0.43%	0.02%	0.11%

Nonperforming Non-covered Loans	4,743	3,086	4,975	2,921	4,743	3,086
Covered Loans 90+ days Delinquent (1)	8,825	10,907	8,661	8,574	8,825	10,907
Non-covered Allowance for Loan Losses	8,431	8,546	8,494	8,189	8,431	8,546
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(1)	Covered loans contractually past due greater than ninety days are reported as accruing loans because of accretable discounts established at the time of acquisition.